DEVELOPMENT FEE AGREEMENT


THIS AGREEMENT is entered into this 10th day of March in the year 2004 by and between Antonio Macaraeg, hereinafter referred to as (AM) and Nanosignal, hereinafter referred to as (NNOS), jointly and together hereinafter referred to as "The Parties". The recitals, general terms and conditions of this Agreement are as follows;

RECITLES;

WHEREAS, NNOS and AM have entered into a Consulting Agreement for Independent Consultant with Non-Competition Clause dated March 10th, 2004;

WHEREAS, AM has entered into an agreement with NNOS for purposes of assigning all rights, title and interest in the medical waste remediation process and data storage and transfer.

WHEREAS, under the terms and conditions of the consulting agreement by and between NNOS and AM, AM is to receive compensation in consideration of services rendered;

NOW THEREFORE, The Parties hereby agree as follows;

     I. COMPENSATION STRUCTURE: The Parties hereby agree that, for and in consideration, AM shall within seven business days after execution of the March 10th, 2004 receive the following NNOS stock compensation;

                  5,000,000 S-8 Free Trading Common Shares



     II. INJUNCTIVE RELIEF: The Parties hereby acknowledge that breach of the provisions of this Agreement would result in irreparable injury and permanent damage to the Parties, which prohibitions or restrictions The Parties acknowledge are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of The Parties. The Parties recognize and agree that the ascertainment of damages in the event of a breach of the provisions of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by The Parties from breach of this Agreement by The Parties. The Parties therefore agree: (i) that, in the event of a breach of the provisions of this Agreement, the damaged Party, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to
     (A) assert any defense to the effect that the

     Parties  have an adequate  remedy at law with respect to any such breach or
     (B) require that the Party being sued post a bond or any other security. Nothing contained herein shall preclude either of The Parties from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.


4. NOTICES. All notices required and given herewith shall be addressed to the Company or Consultant at the designated address as shown below, and shall be effective

5. MISCELLANEOUS:

     i. This Agreement shall be governed by, construed under, and enforced and interpreted in accordance with the laws of the State of Nevada.

     ii. This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof.

     iii. This Agreement may not be modified or amended except by subsequent instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

     iv. If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the remainder of this Agreement.


THE PARTIES AGREEMENT TO ALL OF THE ABOVE IS EVIDENCED BY THEIR SIGNATURES HEREINBELOW;

 /s/ Antonio Macaraeg
----------------------------
Antonio Macaraeg


 /s/ Scott Ervin
----------------------------
Nanosignal: Scott Ervin, Chairman/CEO

  CONSULTING AGREEMENT FOR INDEPENDENT CONSULTANT WITH NON-COMPETITION CLAUSE


 AGREEMENT made this 5th day of March, 2004 between Antonio Macaraeg (the "Consultant"), residing at 6500 Vegas Drive #2021 Las Vegas, NV 89108.

Nanosignal Corporation (the "Company"), having its principal place of business at 345 South Pointe Blvd., Suite 110 Canonsburg, PA 15317

IN CONSIDERATION of the Company's retaining the Consultant for independent consulting Services, and of a thirty (30) day notice of termination provision, it is agreed as follows:

                       1. Independent Consulting Services

 Whereas the Consultant will work with its technology partners to develop secure methods of storage and transport of data related to SLICES[TM] image processing software and its applications regarding facilities and their patient's recordings and alternative mediums of information sharing. The Company hereby retains the Consultant and the Consultant hereby agrees to perform Consulting services upon the terms and conditions contained herein and at consulting fees as shall be agreed upon from time to time by the parties hereto. This Agreement shall commence on the date hereof and shall remain in effect for an indefinite time until terminated by either party giving the other party notice of termination at least thirty (30) days prior to the effective date of termination.

                           2. Independent Contractor

 Whereas the Consultant will Research, Develop, and Manufacture Technologically innovative flash based products that could be assigned to the Company's product, inline with its strategic goals regarding the deployment of SLICES[TM] image processing product. The Consultant acknowledges that he is solely an independent contractor and consultant. The Consultant further acknowledges that he does not consider himself to be an employee of the Company, and is not entitled to any Company employment rights or benefits. The Consultant shall not be supervised by the Company. The Consultant shall provide his own invoices for payment, on his own letterhead.

                               3. Confidentiality

 The Consultant recognizes and acknowledges that the services the Company performs for its clients are confidential and to enable the Company to perform these services, its clients furnish to the Company confidential information concerning their business affairs, finances, properties, methods of operation and other data; that the good will of the Company depends, among other things, upon its keeping such services and information confidential and that unauthorized disclosure of the same would irreparably damage the Company; and that by reason of his duties hereunder, the Consultant may come into possession of information concerning the services performed by the Company for its clients or information furnished by its clients to the Company, even though the Consultant does not himself take any direct part in or furnish the services performed for those clients. All such information concerning clients of the Company and services rendered by the Company to such clients is hereinafter collectively referred to as "Confidential Information."

                               4. Non-Disclosure

 The Consultant agrees that, except as directed by the Company, he will not at any time during or after the term of this Agreement disclose any Confidential Information to any person whatsoever, or permit any person whatsoever to examine and/or make copies of any reports or any documents prepared by him or that come into his possession or under his control by reason of his consulting services, and that upon termination of this Agreement he will turn over to the Company all documents, papers and other matter in his possession or under his control that relate to the clients of the Company.



                              5. Injunctive Relief

 The Consultant acknowledges that disclosure of any Confidential Information by him will give rise to irreparable injury to the Company or the owner of such information, inadequately compensable in damages. Accordingly, the Company or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Consultant further acknowledges and agrees that in the event of the termination of this Agreement his experience and capabilities are such that he can obtain a consulting arrangement or employment in business activities which are either (1) of a different or non-competing nature with his activities as a consultant for the Company, or (2) are carried on in a different geographic location; and that the enforcement of a remedy hereunder by way of injunction will not prevent him from earning a reasonable livelihood. The Consultant further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

                           6. Mutual Non-Competition

 If this Consulting Agreement with the Company terminates for any reason, the Consultant and Company will not, for a period of two years from the date of termination, have any business dealings whatsoever, either directly or indirectly through associates with any customer or client of the Parties or its subsidiaries or any person or firm with whom the Parties has made contact in connection with his consulting activities for the Company; and the Consultant and Company will keep in strictest confidence, both during the term of this Agreement and subsequent to termination of this Agreement, and will not during the term of this Agreement or thereafter disclose or divulge to any person, firm or corporation, or use directly or indirectly, for his own benefit or the benefit of others, any information which in good faith and good conscience ought to be treated as confidential information including, without limitation, information relating to the software developed by the Consultant, information as to sources of, and arrangements for, hardware supplied to customers or clients of the Company or Consultant, submission and proposal procedures of the Company or Consultant, customer or contact lists or any other confidential information or trade secrets respecting the business or affairs of the Company or Consultant which the Parties may acquire or develop in connection with or as a result of the performance of his services hereunder. In the event of an actual or threatened breach by the Consultant or Consultant of the provisions of this paragraph, the Company or Consultant shall be entitled to injunctive relief restraining the Company or Consultant from the breach or threatened breach. Nothing herein shall be construed as prohibiting the Consultant or Company from pursuing any other remedies available to the both for such breach or threatened breach, including the recovery of damages from the Both parties.
(See attached Non Circumvent Agreement)

                                 7. Enforceable

 The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Consultant against the Company whether predicated on this Agreement or otherwise.

                                8. Governing Law

This Agreement shall be construed in accordance with the laws of the State of Nevada.

                              9. Entire Agreement

 This Agreement contains the entire agreement of the parties relating to the subject matter hereof. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to the Consultant at his address as the same appears on the books and records of the Company or to the Company at its principal office, attention of the President, or otherwise as directed by the Company, from time to time.


IN WITNESS WHEREOF, the Parties hereto, by their respective officers duly authorized, have caused tills Agreement to be duly executed and delivered as of the date first above written.

                                    PARTY A
--------------------------------------------------------------------------------

                              /s/ Antonio Macaraeg
                    ---------------------------------------
                                Antonio Macaraeg

                                MAILING ADDRESS:
                             6500 Vegas Drive #2021
                              Las Vegas, NV 89108

                              CONTACT INFORMATION:
                              PHONE: 702.813.4481
                               FAX: 702.221.2270
                Primary Email: generalkayoss@stormcompany.com

                                    PARTY B
--------------------------------------------------------------------------------

                               /s/ Scott A. Ervin
                    ---------------------------------------
                                 Scott A. Ervin

                                MAILING ADDRESS:
                       345 South Pointe Blvd., Suite 110
                              Canonsburg, PA 15317
                              CONTACT INFORMATION:
                              PHONE: 702.227.5111
                         Primary Email: saervin@cox.net